Exhibit (d)(4)
FORM OF SECOND AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT
This Second Amended and Restated Executive Employment Agreement (“Agreement”), dated as of ______, 2006, is between Ace Cash Express, Inc., a Texas corporation (the “Company”), and Jay B. Shipowitz, an individual resident of the State of Texas (“Executive”). The Company and Executive are collectively referred to in this Agreement as the “Parties.”
WHEREAS, the Parties are parties to the Executive Employment Agreement dated as of July 1, 2004, as amended and restated on January 23, 2006 (the “First Amended Agreement”) under which the Company employs Executive; and
WHEREAS, the Parties desire to amend and restate the First Amended Agreement subject to, and effective immediately upon, the consummation of the merger (the “Merger”) of Ranger Merger Sub, a Texas corporation (“Merger Sub”) with and into the Company, pursuant to the Agreement and Plan of Merger, dated as of June 6, 2006, by and among Ace Holdings I, LLC, a Delaware limited liability company, Merger Sub and the Company (the “Merger Agreement”) (capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement), and provide for the Company’s continued employment of Executive (without any interruption) from and after the Effective Time of the Merger, as set forth in this Agreement.
In consideration of the mutual covenants expressed below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.	Employment. As of the Effective Time, Executive shall be employed by the Company, and the Company shall employ Executive, on the terms and conditions expressed in this Agreement.
(a)	Duties. Executive’s title and position shall be Chief Executive Officer of the Company. Executive’s duties shall be those that are described in the Company’s Bylaws in effect from time to time, those customarily performed by an executive acting in that capacity, and those that may be designated or assigned to him from time to time by the Board of Directors of the Company (the “Board”) consistent with that title and position. Executive’s office shall be at the Company’s principal place of business in the Dallas-Fort Worth metropolitan area.

(b)	Full-Time Employee. Executive shall devote his full business time (except for permitted time off and absence for any illness or disability), attention, skills, and best efforts to advance the Company’s business, interests, and affairs, subject to the direction of the Board, and perform his duties under this Agreement. Executive may, however, engage in civic, charitable, and professional or trade activities and serve on the board of directors or board of managers of other entities if (i) none of those activities or those other entities’ businesses is adverse to the Company’s interest and (ii) none of those activities or service materially interferes with the performance of his duties under this Agreement and his other duties to the Company and its shareholders.
2.	Term. The term of Executive’s employment under this Agreement (the “Term”) shall be as follows:
(a)	Initial Term. The Term commences subject to, and effective as of, the Effective Time of the Merger and shall expire at 11:59 p.m. (Central time) on the fifth anniversary of the Employment Effective Time, subject to the extension provided in Section 2(b), unless terminated earlier under Section 5. Until the Employment Effective Time (as defined below) of the Merger, the First Amended Agreement shall remain in full force and effect. As of the time this Agreement becomes effective, which shall be immediately upon and subject to the Effective Time (the “Employment Effective Time”), the parties acknowledge and agree that the First Amended Agreement, and all rights and liabilities thereunder, shall immediately terminate and the Executive waives any and all rights thereunder that were not vested as of the Employment Effective Time; provided, however, that, in the event the Merger Agreement is terminated in accordance with the terms thereof, this Agreement shall not become effective, and shall thereafter be null and void, and the First Amended Agreement shall continue to remain in full force and effect.

(b)	Extended Term. On each anniversary of the Employment Effective Time during the initial term described in Section 2(a) or on each anniversary of the Employment Effective Time during any subsequent extended term described below in this Section 2(b), the Term shall be extended, without the need for any action by either Party, for an additional consecutive 12 months, unless (i) terminated under Section 5 or (ii) either Party gives written notice to the other, at least 90 days before the end of that initial term or extended term, that the notifying Party does not wish to extend the Term. If such a notice of non-extension is timely given, the Term will expire at the end of the initial term or extended term in effect at the time of that notice (unless terminated earlier under Section 5).
3.	Compensation.
(a)	Base Salary. During the Term the Company shall pay Executive for his services and performance of his obligations hereunder a base salary, payable in accordance with the Company’s normal payroll procedures, at the annual rate of [$ ] [in effect immediately prior to the Effective Time of the Merger]. Executive’s base salary in effect from time to time, exclusive of any other compensation under this Agreement, is hereinafter called the “Base Salary.” The Base Salary will be adjusted from time to time during the Term as necessary to reflect any increases in Base Salary that are determined by the Board in its sole discretion. The Board will review the Base Salary at least annually, no later than the beginning of each fiscal year of the Company (“Fiscal Year”), during the Term. As used throughout this Agreement, the term “Fiscal Year” shall include, with respect to the Fiscal Year in which the Employment Effective Time occurs, such portion of such Fiscal Year that occurred prior to the Employment Effective Time.

(b)	Annual Bonus Opportunity. The Company shall afford Executive an opportunity to receive additional cash compensation, as an incentive bonus, relating to Executive’s employment under this Agreement for each Fiscal Year during the Term (“Annual Bonus Opportunity”). The Annual Bonus Opportunity will include a “target” bonus, based on Executive’s achievement of the objectives or goals established by the Committee for the applicable Fiscal Year, of an amount equal to 75% of the Base Salary. The Board will discuss proposed performance objectives or goals with Executive, but may establish those objectives or goals in its sole discretion. The additional cash compensation, however, will not be guaranteed, and the amount of additional cash compensation earned by Executive (if any) under the terms of the Annual Bonus Opportunity will depend upon Executive’s level of performance, as determined by the Board. The additional cash compensation, if any, under the terms of the Annual Bonus opportunity, shall be paid to the Executive within two and one-half (2 ½) months following the end of the applicable Fiscal Year.

(c)	Participation in Benefit Plans; Additional Benefit.

(i)	Executive shall be entitled to participate in all employee benefit plans and arrangements offered generally to active senior executives of the Company as of the Employment Effective Time, or any other health and insurance, disability, and other welfare benefit plans, or savings, deferred compensation, retirement or pension, or death benefit plans or arrangements provided or available generally to active executives of the Company with the title or position of at least Senior Vice President of the Company in effect from time to time during the Term (collectively, the “Benefit Plans”). Executive’s participation in any or all of the Benefit Plans, however, shall be subject to the terms and conditions of the Benefit Plans as they may hereafter be amended or restated (or replaced or discontinued) by the Company, including his satisfaction of all applicable eligibility requirements and vesting provisions of the Benefit Plans and including the discretion of the Committee or other authorized person or persons administering any of the Benefit Plans as to the scope of Executive’s participation; except that (A) Executive’s participation will be on terms no less favorable than the participation of any other active executive officer of the Company with the title or position of at least Senior Vice President, other than as provided in the following clauses (B) and (C), (B) the exercise of such discretion cannot impair Executive’s benefits described in clauses (1) and (2) below, and (C) such discretion can extend even to providing no benefit to Executive under any Benefit Plan described in clause (3) below (other than to the extent required under the Rollover and Investment Agreement, dated as of June 6, 2006, by and between the Executive and Ace Holdings I, LLC (the “Rollover Agreement”). The benefits to Executive under the Benefit Plans shall include the following, or comparable benefits, from the Company: (1) an annual automobile allowance equal to $9,000, (2) the payment of all insurance premiums for participation by Executive and his immediate family named as dependents in the Company’s medical, dental, vision, disability, and life insurance Benefit Plans, which includes one or more term life insurance policies covering Executive, from insurance companies reasonably acceptable to Executive, for the benefit of Executive’s designated beneficiaries, in an amount equal to $10 million; provided, however, that the annual premium for such term life insurance shall not exceed $12,500; in which even the Company shall purchase such amount of term life insurance for the Executive as may be purchased for an annual premium of $12,500; and (3) participation in the Company’s equity-incentive plans for its employees. Except as necessary for the Company to provide the particular benefits described in the preceding sentence (or comparable benefits), the Company shall not have any obligation under this Agreement to continue any or all of the Benefit Plans. Executive hereby acknowledges receipt of written plan materials distributed to participants or prospective participants in the currently effective Benefit Plans.

(ii)	Without duplication of the benefits to Executive under subsection (i) of this Section 3(c), during the Term, Executive shall also be entitled to the monthly payment of up to $250 in dues for membership in or use of a local health or social club selected by Executive, or a comparable personal benefit from the Company.
(d)	Paid Time Off. Executive shall be entitled to at least 20 business days of paid vacation and time off, in accordance with the Company’s applicable policies, practices, and procedures in effect from time to time during the Term (“PTO”), for each Fiscal Year. PTO shall, however, be prorated in any Fiscal Year during which Executive is employed under this Agreement for less than the entire Fiscal Year, in accordance with the number of days in that Fiscal Year during which Executive is so employed.

(e)	Directors’ and Officers’ Liability Insurance. The Company will use commercially reasonable efforts to maintain throughout the Term one or more policies of directors’ and officers’ liability insurance, in an amount of at least $[ ], that includes coverage of Executive as an executive officer of the Company.

(f)	Tax Withholding. The Company may deduct from any compensation or any other amount payable to Executive under this Agreement social security (FICA) taxes and all federal, state, municipal, or other such taxes or governmental charges as may now be in effect or that may hereafter be enacted or required.
4.	Reimbursement. Executive shall be entitled to reimbursement from the Company, in accordance with the Company’s relevant policies, practices, and procedures, for all reasonable business expenses incurred by Executive in performing his duties under this Agreement.

5.	Termination of Employment.
(a)	Death. Executive’s employment shall terminate, without the need for any action by the Company, upon Executive’s death.

(b)	Disability. If a Disability (as defined below) of Executive occurs during the Term, the Company may notify Executive of the Company’s termination of, or its intention to terminate, Executive’s employment under this Agreement for Disability. In that event, the Executive’s employment shall terminate effective on the date such notice of termination is given to Executive or on any later date as may be specified in such notice (the “Disability Effective Date”). In this Agreement “Disability” means:

(i)	a long-term disability, as defined in the Company’s applicable Benefit Plan as then in effect; or

(ii)	if the Company does not maintain or participate in a disability plan or policy for the benefit of the Company’s employees, then Executive’s inability reasonably to perform his duties under this Agreement because of any medically determinable physical or mental impairment that (A) can reasonably be expected to result in death or (B) has lasted or can reasonably be expected to last for at least 90 consecutive days or for at least 90 days in any 120-consecutive-day period. In this circumstance, the existence of a Disability shall be determined by the Board, in its sole and absolute discretion, upon receipt of competent medical advice from a qualified physician selected by or acceptable to the Committee or the Board. In this circumstance, Executive shall, if there is any question about his Disability, submit to a physical examination by a qualified physician selected by the Board.
(c)	Termination by the Company for Cause. The Company may terminate Executive’s employment under this Agreement for Cause (as defined below) as follows:
(i)	Cause Defined. “Cause” means any of the following:
(A)	Any material breach or violation by Executive of any of his material obligations under this Agreement or any of the Company’s material policies (other than as described below in clause (B), clause (C), or clause (D) of this subsection (i) of Section 5(c) and other than because of a Disability) if that breach or violation is not cured or remedied within 30 days after the Board’s written notice to Executive describing that breach or violation;

(B)	any act or omission by Executive, other than one that is inadvertent, that, in the good-faith judgment of the Board, has had or is having a material adverse impact on the Company’s business interests or reputation;

(C)	Executive is convicted of, or pleads nolo contendere to any allegation of, fraud, embezzlement, theft, or other felony (excluding a traffic violation); or

(D)	any material breach or violation by Executive of any of his covenants in Sections 8, 9, and 10 (the “Restrictive Covenants”); except that if the breach or violation is or was of any covenant in Section 10, such breach or violation is also not cured or remedied within 30 days after the Board’s written notice to Executive describing that breach or violation.
“Cause” will not exist, however, solely because of the Company’s financial performance or results, any decrease in the value of the Common Stock, or any general dissatisfaction on the Board’s part with Executive’s performance.

(ii)	Required Notice. A termination for Cause shall be effective only if the Board gives Executive written notice of termination for Cause, describing Executive’s acts or omissions that are believed to constitute Cause.
(d)	Termination by the Company without Cause. The Company may terminate Executive’s employment under this Agreement without Cause, for any or no reason, before the expiration of the Term. The expiration of the Term because of the Company’s written notice of non-extension of the Term under Section 2(b) shall not be deemed a termination without Cause.

(e)	Termination by Executive. Executive may terminate his employment under this Agreement, for any or no reason, before the expiration of the Term; except that Executive may not terminate his employment under this Section 5(e) under circumstances in which the Company:
(i)	has given notice of termination of, or notice of its intention to terminate, Executive’s employment for Cause under Section 5(c), or

(ii)	may give notice of termination of, or notice of its intention to terminate, Executive’s employment for Cause under Section 5(c), unless (for the purpose of this clause (ii) only) the Company has not given such notice despite its having had, for over 30 days, actual knowledge of facts or circumstances that would entitle it to give such notice; provided, however, that (A) the Company must give notice to Executive of the Company’s determination to exercise its rights under this clause (ii) within ten days following Executive’s notice to the Company of Executive’s termination of his employment under this Agreement, and (B) if Executive challenges the right of the Company to terminate his employment for Cause under this Agreement pursuant to this clause (ii), then the Company shall have the burden of proof to show that the Company only acquired the above actual knowledge during the 30-day period preceding the date on which Executive’s notice of termination was given.
Also, the expiration of the Term because of Executive’s written notice of non-extension of the Term under Section 2(b) shall not be deemed a termination under this Section 5(e). A termination by Executive under this Section 5(e) is an

“Executive Termination.”
(f)	Notice of Termination. Any termination of the Executive’s employment under this Agreement by the Company or by Executive (other than a termination under Section 5(a) or a notice of non-extension under Section 2(b)) shall be communicated by a written notice to the other Party which, in addition to complying with any other applicable requirement in this Section 5, indicates the specific termination provision in this Agreement relied upon and specifies the Employment Termination Date (as defined in Section 5(g)).

(g)	Employment Termination Date. “Employment Termination Date” means the effective date of termination of the Executive’s employment under this Agreement, which shall be (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated because of his Disability, the Disability Effective Date, (iii) if Executive’s employment is terminated by the Company, the date specified in the notice of termination, which may in no event be earlier than the date such notice is given, (iv) if Executive’s employment is terminated by an Executive Termination, the date specified in the notice of termination, which may not be later than 60 days after the date on which the notice of termination is given, and (v) if Executive’s employment is terminated by expiration of the Term because of a notice of non-extension under Section 2(b), the date on which the Term expires. This definition of “Employment Termination Date” is intended to constitute a “separation from service” as defined in section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Prop. Treas. Reg. §1.409A-1(h), and shall be interpreted and administered in accordance with said provisions.

(h)	Deemed Resignation of Other Positions. Executive agrees that if, upon termination of his employment under this Agreement, he is a member of the Board or an officer or a director of any of the Company’s subsidiaries, he will, unless the Parties otherwise agree, be deemed to have resigned from any or all such other positions effective as of the Employment Termination Date.
6.	Rights and Obligations upon Termination of Employment.
(a)	Termination for Cause. If the Executive’s employment under this Agreement is terminated by the Company for Cause, then Executive shall be entitled only to the following:
(i)	Any amounts payable to Executive under the terms of any of the applicable Benefit Plans in effect on the Employment Termination Date; and

(ii)	any amounts due but not yet paid to Executive under this Agreement by the Company.
(b)	Termination without Cause; Death; Disability. Subject to subsection 6(d) below, if Executive’s employment is terminated by (x) the Company without Cause or as the result of Executive’s Disability, or (y) Executive’s death, then Executive (or in the case of his death, his estate, heirs, or legatees) shall be entitled to the following:
(i)	The continued payment of an amount equal to Executive’s Base Salary as of the date immediately preceding the Employment Termination Date for 24 consecutive months following the Employment Termination Date, payable monthly;

(ii)	an amount equal to the annual bonus for the Fiscal Year in which the employment termination occurs that the Committee in good faith determines or estimates (based on Executive’s performance during the Fiscal Year up to the Employment Termination Date and other factors) that Executive would have earned (under his Annual Bonus Opportunity), if any, if he had remained employed for the entire Fiscal Year, prorated for the number of days in the Fiscal Year during which Executive was employed, with such amount to be paid to Executive on the date that the annual bonus would have otherwise been payable if Executive had remained employed by the Company;

(iii)	either:
(A)	except in the case of Executive’s death, if Executive elects and maintains continued coverage under the Consolidated Omnibus Benefits Reconciliation Act of 1985 and corresponding regulations (“COBRA”), then amounts equal to the premiums paid or payable by Executive for coverage under COBRA for himself and his eligible covered dependents (if any) for up to 18 consecutive months after the Employment Termination Date and, thereafter, the continued coverage of Executive under the Company’s group health or medical plan, or similar coverage arranged for by the Company, for an additional six consecutive months; except that these payments and additional coverage shall expire or terminate immediately upon Executive’s becoming eligible for coverage under another employer’s benefits plan or policy; or

(B)	in the case of Executive’s death, if Executive’s eligible covered dependents (if any) who are qualified beneficiaries as the result of his death elect and maintain continued coverage under COBRA, then amounts equal to the premiums paid or payable by those dependents for coverage under COBRA for up to 24 consecutive months after the Employment Termination Date; and

(iv)	except in the case of Executive’s death, the continued payment to or for the benefit of Executive of amounts equal to (A) the Company’s costs associated with Executive’s coverage under the Benefit Plans described in subsection (i) of Section 3(c), except for those benefits to be continued in accordance with subsection (iii) of this Section 6(b), and (B) the Company’s payments under subsection (ii) of Section 3(c), in each case as of the date immediately preceding the Employment Termination Date for 24 consecutive months following the Employment Termination Date, payable in accordance with the Company’s normal procedures in effect as of the date immediately preceding the Employment Termination Date.
(c)	Executive Termination. Subject to subsection 6(d) below, if Executive’s employment is terminated by Executive under an Executive Termination, then Executive shall be entitled to the following:
(i)	The continued payment of an amount equal to Executive’s Base Salary as of the date immediately preceding the Employment Termination Date for 18 consecutive months following the Employment Termination Date, payable monthly;

(ii)	if Executive and his eligible covered dependents (if any) who are qualified beneficiaries as the result of the Executive Termination elect and maintain continued coverage under COBRA, then amounts equal to the premiums paid or payable by Executive and those dependents for coverage under COBRA for up to 18 consecutive months after the Employment Termination Date; except that these payments shall expire or terminate immediately upon Executive’s becoming eligible for coverage under another employer’s benefits plan or policy; and

(iii)	the continued payment to or for the benefit of Executive of amounts equal to (A) the Company’s costs associated with Executive’s coverage under the Benefit Plans described in subsection (i) of Section 3(c), except for those benefits to be continued in accordance with subsection (ii) of this Section 6(c), and (B) the Company’s payments under subsection (ii) of Section 3(c), in each case as of the date immediately preceding the Employment Termination Date for 18 consecutive months following the Employment Termination Date, payable in accordance with the Company’s normal procedures in effect as of the date immediately preceding the Employment Termination Date.
(d)	Termination Following Disqualifying Change of Control. In the event that, within two years following the Employment Effective Time, a Disqualifying Change of Control occurs and also within such two-year period the Executive is terminated by the Company without Cause or the Executive’s employment is terminated by Executive with Good Reason, then the payments and reimbursements under Section 6(b)(i) and (ii) or Section 6(c)(i), as applicable, shall not apply, and the Executive shall be entitled to an amount equal to two and one-half times the sum of:
(i)	the Executive’s highest Base Salary in effect at any time within three months before the Change in Control;

(ii)	the highest amount of the annual automobile allowance payable to the Executive within three months before the Change in Control; and

(iii)	an amount equal to the average of the annual bonuses or incentive cash compensation paid or payable to the Executive by the Company and any Subsidiary for the three fiscal years of the Company preceding the fiscal year in which the Change in Control occurs, but in any event no less than the Executive’s targeted bonus or amount of incentive cash compensation for the fiscal year in which the Change in Control occurs (or if not yet determined for that fiscal year before the Change in Control occurs, the Executive’s targeted bonus or amount of incentive compensation for the preceding fiscal year).
For clause (iii) of this provision: (a) the calculation of the average of the annual bonuses or incentive cash compensation of the Executive shall include a fiscal year during which the Executive was employed by the Company and a participant in a bonus or incentive cash compensation Plan even if the Executive did not earn any bonus or incentive cash compensation for that fiscal year; (b) the bonus or incentive cash compensation paid or payable to the Executive for only part of a fiscal year of the Company shall be annualized (on the same basis as the one on which the bonus or compensation was prorated) for that fiscal year to calculate the average; and (c) the “targeted” bonus or incentive cash compensation for the fiscal year of the Company in which the Change in Control occurs shall be the amount identified as a “target” by the Board for the Executive in accordance with the Employment Agreement.
(e)	Any payments or reimbursements under Section 6(b), Section 6(c) or Section 6(d), whichever is applicable, shall not be deemed the continuation of Executive’s employment for any purpose. The Company’s obligations under Section 6(b), Section 6(c), or Section 6(d) whichever is applicable, will not negate or reduce (i) any obligation that the Company may have to Executive or his covered dependents under COBRA, or (ii) any amounts due but not yet paid to Executive under this Agreement by the Company. Further, the Company may at any time make a lump-sum payment of all or any part of the amounts, or the remaining amounts, due to Executive under Section 6(b), Section 6(c), or Section 6(d whichever is applicable.

(f)	General Release; Compliance with Restrictive Covenants. The payment or provision of any amounts or benefits under this Section 6 shall be conditioned upon both (i) the Company’s receipt of an irrevocable Settlement Agreement, General Release, and Covenant Not to Sue, in substantially the form of Addendum A attached to this Agreement (the “Release”), that is executed and performed by Executive (or in the case of Executive’s death, his estate, heirs, or legatees), and (ii) Executive’s compliance with the Release and the Restrictive Covenants during the applicable time periods set forth therein. The Company may discontinue or reduce the amounts or benefits under this Section 6 if the Board reasonably believes, or there is established by arbitration or by any legal or injunctive proceeding permitted by Section 12, that there is or has been any breach or violation by Executive of the Release or any of the Restrictive Covenants (except that if the breach or violation is or was of any covenant in Section 10 such breach or violation is also not cured or remedied within 30 days after the Board’s written notice to Executive describing that breach or violation); and Executive shall not be entitled to any such amounts or benefits that are not so paid or provided. Any such discontinuance or reduction shall not preclude the Company from seeking any arbitration award for damages or any legal or injunctive relief permitted by Section 12.

(g)	No Mitigation. Executive shall not be obligated to seek or secure new employment or to become self-employed after the Employment Termination Date and there shall be no offset against any severance payment or other benefit under this Agreement on account of any remuneration or benefits from any subsequent employment (including self-employment) that Executive may obtain after the Employment Termination Date.
(h)	IRC Section 409A.
(i)	Notwithstanding anything herein to the contrary, (i) if upon the Employment Termination Date, the Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to avoid the imposition on Executive of any tax penalty, including interest, under Section 409A of the Code, then the Company will defer the commencement of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A or the Code). Executive and the Company agree to use reasonable best efforts to cooperate, including by restructuring the timing of payments under this Agreement to avoid the imposition of any additional tax or interest charge under Section 409A in respect of payments to Executive under this Agreement.

(ii)	It is intended that any amounts payable under this Agreement shall comply with Section 409A of the Code and the regulations relating thereto so as not to subject Executive to the payment of interest, tax and penalties which may be imposed under Section 409A of the Code. However, in the event that it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) to or for the benefit of Executive would be subject to any interest and tax imposed by Section 409A of the Code, the Company shall reimburse Executive for fifty percent (50%) of any tax, interest and penalties levied on the Executive with respect to such payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) under Section 409A of the Code (the “409A Gross Up Payment”) as well as for fifty percent (50%) of any other tax, including income and withholding taxes, levied on Executive with respect to the 409A Gross Up Payment. Executive shall notify the Company, in writing, within thirty (30) days of receipt of notification from the Internal Revenue Service of the imposition of any tax under Section 409A. The Company shall pay Executive the 409A Gross Up Payment within sixty (60) days of such notice from Executive; provided, however, that the 409A Gross Up Payment shall be made no later than two and one-half (2 1/2) months following the later of (i) the end of the calendar year or (ii) the end of the Fiscal Year, in which notification from the Internal Revenue Service imposing such tax is received by Executive.
7.	No Violation of Other Obligation. Each Party represents and warrants that neither that Party’s execution, delivery, and performance of this Agreement nor that Party’s execution, delivery, and performance of any agreement, instrument, or other document or obligation contemplated under this Agreement will result in a violation of any provision of, or constitute a default under, any contract, agreement, instrument, or obligation to which that Party is a party or by which that Party is bound.
8.	Confidential Matters. The Company promises to disclose to Executive, and Executive acknowledges that in and as a result of his employment with the Company he will receive, have access to, use, acquire, or add to, Confidential Matters (as defined below).
(a)	“Confidential Matters” means, collectively, all information that the Company or any Subsidiary (as defined below) deems or treats as confidential, proprietary to it, or its trade secret and all information of any other Person having any business or commercial relationship with the Company or any Subsidiary that the Company or any Subsidiary has acknowledged as, or agreed or otherwise become obligated to treat as, confidential or proprietary to that other Person or that other Person’s trade secret. “Confidential Matters” includes all of the following of the Company and the Subsidiaries: unique business methods and strategies, processes, confidential or proprietary software, product and design development, programs and programming codes, pricing methods, operating techniques and practices, corporate financial information, customer and supplier requirements and other information, customer and potential customer lists and marketing techniques, systems, procedures, manuals, confidential reports, protected and protectable intellectual property, equipment and methods used and preferred by customers and the fees paid by them, personnel and employee records and information, and compilations of information, records, and specifications. “Subsidiary” means a corporation or other entity, whether incorporated or unincorporated, of which at least a majority of the Voting Securities is owned, directly or indirectly, by the Company (and for this purpose, “Voting Securities” means securities or other interests having by their terms ordinary voting power to elect members of the board of directors of a corporation or individuals serving similar functions for a noncorporate entity).

(b)	As a condition of employment and continued employment, Executive (i) shall keep confidential all Confidential Matters, (ii) shall not directly or indirectly make known, divulge, furnish, or reveal to any other Person any Confidential Matters or any knowledge or information with respect thereto, and (iii) shall not use, or cause or enable the use of, any Confidential Matters for his personal benefit or the benefit of any other Person; except, in any case during employment, in the course of Executive’s performance of his duties to, and in furtherance of the interests of, the Company or with the Company’s prior written consent. During his employment, Executive shall comply with all policies and procedures established by the Company, and all reasonable requests of the Company, to protect Confidential Matters and prevent the improper disclosure or dissemination of Confidential Matters to, or the misuse of Confidential Matters by, any other Person.

(c)	Executive acknowledges that the Company does not voluntarily disclose Confidential Matters, but takes precautions to prevent their dissemination and use except pursuant to suitable safeguards. Executive further acknowledges that Confidential Matters (i) are secret and not known in the industry, except when disclosed subject to confidentiality agreements, obligations, or safeguards, (ii) have been and will be entrusted to Executive because Executive is a fiduciary of the Company, (iii) have been and will be developed by the Company or Executive for and on behalf of the Company through substantial expenditures of time, effort, and money and are and will be used in the Company’s business, (iv) give the Company an opportunity to obtain an advantage over competitors who do not know or use the Confidential Matters, and (v) are of such value and nature as to make it reasonable and necessary for Executive and the Company to protect and preserve the confidentiality of the Confidential Matters.

(d)	Executive acknowledges and agrees that the Confidential Matters are valuable, special, and unique assets of the Company, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company. The Confidential Matters to be prepared or compiled by Executive or the Company or furnished to Executive during employment shall be the sole and exclusive property of the Company and shall not be removed from the Company’s premises except in the course of Executive’s performance of his duties to, and in furtherance of the interests of, the Company or with the prior written consent of the Company. Upon the cessation of employment, all. Confidential Matters (in any and all forms and formats), all documents and items related to Confidential Matters, and all other property of the Company that Executive may then possess or control shall be returned to the Company as soon as practicable, and none (including any copies) shall be retained by Executive.

(e)	If Executive is served with any subpoena or other legal process or notice, or is otherwise requested, to produce or divulge, directly or indirectly, any Confidential Matters by any Person in any formal or informal proceeding, including any interview, deposition, administrative or judicial hearing, or trial. or arbitration, Executive shall immediately notify and deliver a copy of the subpoena, process, notice, or request to the Company. Executive further irrevocably nominates, constitutes, and appoints the Company (including any attorney retained by the Company) as Executive’s true and lawful attorney-in-fact, to act in Executive’s name, place, and stead, to do and perform any act which Executive. might perform, including to institute, prosecute, defend, quash, compromise, settle, arbitrate, release, and dispose of any and all legal, equitable, administrative or arbitral hearings, actions, suits, attachments, subpoenas, claims, levies, or other proceedings, or otherwise engage in or defend any and all litigation in connection with or relating to any request to disclose, directly or indirectly, any Confidential Matters. Nevertheless, the Company shall be under no obligation to act as Executive’s attorney-in-fact and will not do so without written notice to Executive.
9.	Covenants Not to Compete, Solicit, or Interfere. As a material inducement for Executive’s receipt of, and the Company’s agreement to provide to Executive, the Confidential Matters, Executive agrees that during his employment with the Company and for a period of 24 consecutive months after the date of cessation of employment (unless that cessation of employment is the result of a termination (i) by the Company for Cause or an Executive Termination, in which case the time period shall be 18 consecutive months after the date of cessation of employment or (ii) following a Change of Control, by the Company without Cause or an Executive Termination, in which case the time period shall be 12 consecutive months after the date of cessation of employment), Executive shall not, directly or indirectly:
(a)	(i) engage in, work for, conduct, or manage, in any capacity similar or related (directly or indirectly) to Executive’s Job Responsibilities (as defined below), any Competitive Business (as defined below) or any Person that owns or conducts a Competitive Business, or (ii) invest in or own any interest in any Competitive Business or any Person that owns or conducts a Competitive Business; except that Executive may acquire or own, solely as a passive investment, less than five percent (5%) of the outstanding securities of any issuer registered under Section 12 of the Exchange Act so long as Executive is not a member of any control group (within the meaning of the regulations of the Securities and Exchange Commission) of any such issuer;

(b)	employ, hire, engage, or retain, or attempt to employ, hire, engage, or retain, any other Executive of the Company or any Subsidiary or any Person who was an Executive of the Company or any Subsidiary within the preceding six months, or solicit, persuade, influence, or induce, or attempt to solicit, persuade, influence, or induce, any other Executive of the Company or any Subsidiary to cease or leave his or her employment with the Company or such Subsidiary; or

(c)	solicit, persuade, influence, or induce, or attempt to solicit, persuade, influence, or induce, (i) any Customer (as defined below) to purchase services or products from any Competitive Business, or (ii) any Customer or any Vendor (as defined below) to cease or materially alter such Customer’s or such Vendor’s business or commercial relationship with the Company or any Subsidiary to the Company’s or such Subsidiary’s detriment.
In this Agreement, “Job Responsibilities” means any and all of those duties and responsibilities that were part of Executive’s job or position with the Company or any Subsidiary within the 24 months preceding the cessation of employment, including each and all kinds of work, job duties, or job responsibilities directly or indirectly received, accepted, assigned, delegated, directed, supervised, attempted, performed, undertaken, accomplished, or conducted by or to Executive (as applicable); “Competitive Business” means any business that is or would in any way be competitive, directly or indirectly, with any business conducted by the Company or any Subsidiary anywhere in the Restricted Territory, if such business is the same as, or substantially similar to, business conducted by the Company or any Subsidiary during employment; “Restricted Territory” means, collectively, Dallas County, Texas; each county (or equivalent subdivision) of any state, district, or territory of the United States of America as to which Executive had employment responsibilities, including supervisory responsibility, for the Company or any Subsidiary during his employment; and each county (or equivalent territory). adjacent to any of the preceding counties (or equivalent territories); “Customer” means (a) during employment, all customers of the Company or any Subsidiary with whom or which Executive has or has had any contact within the scope of his employment, and (b) after employment, all customers of the Company or any Subsidiary with whom or which Executive had any contact within the scope of his employment at any time during the 24 months preceding the cessation of employment; and “Vendor” means (a) during employment, all suppliers or providers of services or products to the Company or any Subsidiary (whether for use by the Company or any Subsidiary or for sale at any retail location of the Company or any Subsidiary) with whom or which Executive has or has had any contact within the scope of his employment, and (b) after employment, all suppliers or providers of services or products to Executive or any Subsidiary (whether for use by the Company or any Subsidiary or for sale at any retail location of the Company or any Subsidiary) with whom or which Executive had any contact within the scope of his employment at any time during the 24 months preceding the cessation of employment.

10.	Developments.
(a)	Disclosure of Developments. Executive shall promptly disclose to the Company all inventions, discoveries, improvements, processes, formulas; ideas, know-how, methods, research, compositions, and other developments, whether or not patentable or copyrightable, that Executive, by himself or with any other person, conceives, makes, develops, or acquires during the Term that (i) are or relate to the properties, assets, or existing or contemplated business or research activities of the Company, (ii) are suggested by, arise out of, or result from, directly or indirectly, Executive’s association with the Company, or (iii) arise out of or result from, directly or indirectly, the use of the Company’s time, labor, materials, facilities, or other resources (collectively, “Developments”).

(b)	Assignment and Cooperation. Executive hereby assigns, transfers, and conveys to the Company, and hereby agrees to assign, transfer, and convey to the Company (after as well as during the Term), all of his right and title to and interest in all Developments. Executive shall, from time to time upon the request of the Company (after as well as during the Term), execute and deliver any and all instruments and documents and take any and all other actions that, in the judgment of the Company or its counsel, are or may be necessary or desirable to document any such assignment, transfer, and conveyance to the Company or to enable the Company to file and process applications for, and to acquire, maintain, and enforce, any and all patents, trademarks, registrations, or copyrights with respect to any of the Developments, or to obtain any extension, validation, reissue, continuance, or renewal of any such patent, trademark, registration, or copyright. The Company will be responsible for the preparation of any such instrument or document and for the implementation of any such proceedings and will, in accordance with the Company’s policies, practices, and procedures, reimburse Executive for all reasonable expenses incurred by him in complying with this Section 10.

11.	Stipulations; Reformation; Severability; Injunctive Relief.
(a)	Stipulations. Executive stipulates and agrees that:
(i)	Adequate consideration exists for the Restrictive Covenants;

(ii)	The Restrictive Covenants are necessary to insure the preservation and continuity of the Company’s business and goodwill;

(iii)	The time period(s) of the respective Restrictive Covenants are reasonable temporal restraints;

(iv)	The scope of the activities restricted by the Restrictive Covenants is reasonable; and

(v)	The enforcement of any of the Restrictive Covenants will not interfere with Executive’s livelihood.
(b)	Reformation. The Parties hereto intend all provisions of the Restrictive Covenants to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of the Restrictive Covenants is too broad to be enforced as written, based on their duration, geographic limitations, scope of activities, or otherwise, the Parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable. The Parties agree that each of the agreements set forth in the Restrictive Covenants constitutes a separate agreement independently supported by good and adequate consideration, shall be severable from the other provisions of this Agreement, and (with this Section 11) shall survive the expiration or termination of this Agreement or Executive’s employment under this Agreement.

(c)	Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision never constituted a part of this Agreement, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added as part of this Agreement a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

(d)	Injunctive Relief. Executive acknowledges the difficulty in forecasting damages arising from the breach of any of the Restrictive Covenants and that the Company may be irreparably harmed thereby. Therefore, Executive agrees that the Company shall be entitled to elect to enforce each of the Restrictive Covenants by means of injunctive relief or an order of specific performance and that such remedy shall be available in addition to all other remedies available at law or in equity to the Company, including the recovery of damages from Executive’s agents or affiliates involved in such breach.
12.	Dispute Resolution; Arbitration.
(a)	Judicial Disputes. Any dispute or question arising out of or relating to any of the Restrictive Covenants or any claim by Executive for workers’ compensation benefits or unemployment compensation benefits (a “Judicial Dispute”) shall be resolved by proceedings before any court of proper jurisdiction in accordance with this Agreement.

(b)	Arbitration Provisions. Any and all disputes or questions arising out of our relating to this Agreement or any and all rights and obligations hereunder, other than Judicial Disputes (collectively, “Disputes”), between or involving the Parties shall be resolved by final and binding arbitration in Dallas, Texas, under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”), as modified below in this Section 12(b) (the “Arbitration Procedure”).
(i)	Except only for Judicial Disputes, the Arbitration Procedure covers all legal and equitable claims arising out of or relating to Executive’s employment or the termination of employment under this Agreement, including claims for compensation or benefits; claims for breach of any agreement or covenant, whether expressed or implied; tort claims; claims for wrongful discharge; claims of discrimination (including race, color, sex, sexual orientation or preference, religion, national origin, age, marital status, handicap or disability, veteran or citizenship status); claims of retaliation; claims of sexual harassment; and claims for violation of any federal, state, or local government statute, regulation, or ordinance.

(ii)	The arbitrator shall be selected by mutual agreement of the Parties, if possible. If the Parties fail to reach agreement upon appointment of an arbitrator within 30 days following receipt by one Party of the other Party’s notice of desire to arbitrate, the arbitrator shall be selected from a panel or panels of persons submitted by the AAA. The selection process shall be that which is set forth in the applicable rules of the AAA, except that if the Parties fail to select an arbitrator from one or more panels within 15 days after the first panel is submitted to the Parties by the AAA, then the AAA shall have the power to make an appointment.

(iii)	Each Party shall share equally the fees and expenses of the arbitrator and of the AAA.

(iv)	At least 30 days before the arbitration hearing, each Party shall give the other a brief summary of its claims and defenses, and a list of documents and the names and addresses of witnesses on which it intends to rely, and shall permit reasonable access to those documents and individuals. Additional discovery may be available on application to the arbitrator, based on a showing of substantial need. The Federal Rules of Procedure shall apply to discovery and evidentiary matters as part of the arbitration.

(v)	IN DECIDING THE SUBSTANCE OF THE CLAIMS AND DEFENSES, THE ARBITRATOR SHALL APPLY THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS (EXCLUDING ANY CHOICE-OF-LAW PRINCIPLES THAT MIGHT CALL FOR THE APPLICATION OF SOME OTHER STATE’S LAW). The arbitrator shall have the same power to award damages and to direct remedies, including equitable remedies like injunctive relief, as a court. sitting in the same jurisdiction.

(vi)	The arbitrator’s determination or award shall be final and binding on the Parties, and judgment upon that determination or award may be enforced in court. Except as provided in Section 12(a), the Arbitration Procedure bars litigation in any court by either Party of any claim that could be arbitrated under this Arbitration Procedure. However, either Party has the right to move in court to compel arbitration or to confirm and enforce an arbitrator’s determination or award under this Arbitration Procedure.

(vii)	The implementation of this Arbitration Procedure should not be construed as preventing, limiting or delaying either the Company from taking disciplinary action, including immediate discharge, in circumstances that the Company deems appropriate in its sole discretion or Executive from terminating his employment in accordance with the terms .of this Agreement.
13.	Successors and Assigns; Survival of Rights and Obligations.
(a)	Binding Agreement; Executive’s Personal Agreement. This Agreement shall be binding upon and inure to the benefit of Executive and his heirs and legal representatives and the Company and its successors and assigns. Executive’s rights and obligations under this Agreement are personal and may not be assigned or transferred in whole or in part by Executive (except that his rights may be transferred upon his death by will, trust, or the laws of intestacy).

(b)	The Company’s Successor. The Company will require any successor to all or substantially all of the business and assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; except that no such assumption and agreement will be required if the successor is bound by operation of law to perform this Agreement. In this Agreement, the “Company” shall include any successor to the Company’s business and assets that assumes and agrees to perform this Agreement (either by agreement or by operation of law).

(c)	Survival. The respective rights and obligations of the Parties under this Agreement (including Sections 6 and 8 through 14) shall survive the expiration or termination of the Term to the extent necessary to give full effect to those rights and obligations.
14.	Additional Obligations. During and after the Term, Executive shall, upon reasonable notice from the Company, furnish the Company with such information as may be in Executive’s possession, and cooperate with the Company as may reasonably be requested by the Company, in connection with any legal or governmental proceedings in which the Company or any of its affiliates is or may become a party. During the Term, the reimbursement of Executive’s expenses shall be governed by Section 4; after the Term, the Company shall reimburse Executive for his reasonable expenses in fulfilling his obligations under this Section 14.

15.	Miscellaneous.
(a)	Notices. Any notice, consent, demand, request, approval, or other communication to be given under this Agreement by one Party to the other (“Notice”) must be in writing and must be either (i) personally delivered, (ii) mailed by registered or certified mail, postage prepaid with return receipt requested, (iii) delivered by same-day or overnight courier service, or (iv) delivered by facsimile transmission, in any event to the address or number set forth below or to such other address or number as may be designated by either or both of the Parties from time to time in accordance with this Section 15(a):

If to the Company:	Ace Cash Express, Inc.
Attention: General Counsel
1231 Greenway Drive
Suite 600
Irving, Texas 75038
Facsimile: (972) 582-1426

If to Executive:	At the address beneath Executive’s signature
hereto.
Notices delivered personally or by courier service shall be deemed given and received as of actual receipt. Notices mailed as described above shall be deemed given and received three business days after mailing or upon actual receipt, whichever is earlier. Notices delivered by facsimile transmission shall be deemed given and received upon receipt by the sender of the transmission confirmation.

(b)	Entire Agreement. This Agreement, including Addendum A (which is an integral part of this Agreement), supersedes the First Amended Agreement and any and all other agreements and understandings of any kind, either oral or written, between the Parties with respect to the subject matter of this Agreement and, contains all of the covenants and agreements between the Parties with respect to the subject matter of this Agreement; except that this Agreement does not affect or negate any provision of the Rollover Agreement or the Limited Liability Company Agreement of Ace Holdings I, LLC, dated the date hereof, among the members thereof (“Parent LLC Agreement”).

(c)	Modification. Except as stated in the next sentence, no change or modification of this Agreement shall be valid or binding upon the Parties, nor shall any waiver of any term or condition be so binding, unless the change or modification .or waiver is in writing and signed by the Parties. Executive acknowledges that the Company may from time to time establish, maintain, and distribute employee handbooks or policy manuals, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures. Such handbooks, manuals, and statements are intended only for general guidance and shall not be deemed to change or modify this Agreement or to create any obligations of the Company to Executive under this Agreement

(d)	GOVERNING LAW: CONSENT TO FORUM. THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED, AND DELIVERED AT, AND SHALL BE DEEMED TO HAVE BEEN MADE IN, DALLAS COUNTY, TEXAS. THIS AGREEMENT SHALL BE GOVERNED BY, ENFORCED UNDER, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. AS PART OF THE CONSIDERATION FOR THIS AGREEMENT, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF EXECUTIVE, EXECUTIVE HEREBY CONSENTS AND AGREES THAT THE COURTS IN DALLAS COUNTY, TEXAS, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY JUDICIAL DISPUTES BETWEEN THE PARTIES OR OTHER MATTERS EXPRESSLY PERMITTED BY THIS AGREEMENT TO BE LITIGATED IN A COURT. EXECUTIVE EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT AND HEREBY WAIVES ANY OBJECTION WHICH EXECUTIVE MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE, OR FORUM NON CONVENIENS.

(e)	Counterparts. This Agreement may be executed in counterparts, each of which constitutes an original, but all of which constitute one document.

(f)	Gender. Whenever the context requires, words in this Agreement denoting gender shall include the masculine, feminine, and neuter.

(g)	Estate. If Executive dies during his employment hereunder, any amounts due him from the Company under this Agreement as of the date of his death shall be paid to his estate, heirs, or legatees.

(h)	Waiver of Breach. Any waiver by a Party of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any other or any subsequent breach.

Certain Defined Terms. As used in this Agreement,

(i) “Good Reason” means (a) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (which, in this definition, includes status, office, title, and reporting requirements), duties, or responsibilities as an officer of the Company or any Subsidiary, or any other material diminution in the Executive’s position, authority, duties, or responsibilities from those in effect as of three months before a Change in Control, other than (in any case) an isolated and inadvertent action not taken in bad faith that is remedied by the Company promptly after Notice thereof to the Company by the Executive; (b) the Company’s requiring the Executive to be based at any office or location farther than 50 miles from the Executive’s office or principal job location immediately before a Change in Control, except for required business travel to an extent substantially consistent with the Executive’s travel obligations immediately before the Change in Control; (c) any failure to comply with and satisfy Section 13 [Successor Company assumes agreement], if the Company’s successor has received at least ten days’ prior written notice from the Company or the Executive of the requirements of Section 13; (d) a material reduction in the Executive’s Base Salary from the highest amount in effect at any time within three months before a Change in Control; (e) the failure by the Company or any Subsidiary to continue to provide the Executive with compensation that is equal or comparable to the Executive’s total compensation under the Employment Agreement as in effect immediately before the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative Plan or arrangement) has been made with respect to that compensation or any component thereof, or the failure by the Company or any Subsidiary to continue the Executive’s participation in any compensation Plan in which the Executive participates immediately before the Change in Control (or in any substitute or alternative Plan or arrangement) on a basis not materially less favorable to the Executive, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants, than existed at any time within three months before the Change in Control; or (f) the failure by the Company or any Subsidiary to continue to provide the Executive with benefits similar in all material respects to those enjoyed by the Executive under the Employment Agreement and under any Plan in which the Executive was participating at any time within three months before the Change in Control, the taking of action by the Company or any Subsidiary which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at any time three months before the Change in Control, or the failure by the Company or any Subsidiary to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company and its Subsidiary in accordance with the Company’s or a Subsidiary’s normal vacation policy in effect at any time within three months before the Change in Control.

(ii)	“Change of Control” means the occurrence of any one or more of the following:
     (a) Any Person (other than JLL Partners Fund V, L.P.) becomes the Beneficial Owner of more than 50% of the outstanding Voting Securities of the Company or of Ace Holdings I, LLC (“Holdings”), except as the result of (1) any acquisition of Voting Securities of the Company or of Holdings by the Company or Holdings or (2) any acquisition of Voting Securities of the Company or Holdings directly from the Company or Holdings (as authorized by the Board or the board of managers of Holdings (the “Holdings Board”).
     (b) Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board or Holdings Board, as the case may be; and for this purpose, any individual who becomes a member of the Board or the Holdings Board after the date of this Agreement whose election, or nomination for election by holders of the Company’s or Holdings’ Voting Securities, was approved by the vote of at least a majority of the individuals then constituting the Incumbent Board shall be considered a member of the Incumbent Board.
     (c) The consummation of a sale or disposition of all or substantially all of the assets of the Company or Holdings unless, in any case, the Persons who or which Beneficially Own the Voting Securities of the Company or Holdings, as the case may be, immediately before that transaction Beneficially Own, directly or indirectly, immediately after the transaction, at least 75% of the Voting Securities of the corporation or other entity which, as the result of the transaction, owns all or substantially all of the Company’s or Holdings’ assets, as the case may be either directly or indirectly through one or more subsidiaries) in substantially the same proportion as their respective ownership of the Voting Securities of the Company or Holdings, as the case may be, immediately before that transaction.

     (d) Complete liquidation or dissolution of the Company or Holdings, or adoption by the Company’s shareholders or Holdings’ members of a plan of complete liquidation or dissolution of the Company or Holdings.
(iii) “Incumbent Board” means the members of the Board or members of the Holdings Board, as the case may be, on the effective date of the Agreement (subject, however, to clause (b) of the definition of “Change in Control”).
(iv) “Voting Securities” means securities or other interests having by their terms ordinary voting power to elect members of the board of directors or a corporation or individuals serving similar functions for a noncorporate entity.
(v) “Beneficial Owner” means beneficial owner as defined in Rule 13d-3 under the Exchange Act. (“Beneficially Owns” has the correlative meaning.) Any calculation of the number of Voting Securities outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding Voting Securities of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) under the Exchange Act.
(vi) “Disqualifying Change of Control” means the consummation of a Change of Control in which the aggregate proceeds payable to the Company’s shareholders or Holdings’ members, as the case may be, together with any distributions made to holders of common interests prior to such Change of Control, shall be less than two hundred percent of the aggregate amount of capital invested by Holdings of all common interests of Holdings in connection with consummation of the Merger.
(vii) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
(viii) “Person” means an individual or any corporation, partnership, trust, unincorporated association, or other legal entity, whether acting in an individual, fiduciary, or other capacity, and any government, court, or other governmental agency,
(ix) “include” and “including” shall not denote or signify any limitation,
(x) “business day” means any Monday through Friday other than any such weekday on which the executive offices of the Company are closed, and
(xi) “Section” is a reference to a Section in this Agreement, unless otherwise stated, and
(xii) “affiliate” of a Person means any other Person controlling, controlled by, or under common control with that first Person (and for this purpose, “control” and correlative terms mean the power to direct the management of the business and affairs of a Person).

In addition, the use herein of “annual” or “monthly” (or similar terms) to indicate a measurement period shall not itself be deemed to grant rights to Executive for employment or compensation for such period.

(i)	Captions and Section Headings. Captions and Section or subsection headings used herein are for convenience only and are not a part of this Agreement and shall not be used in any construction of this Agreement.

(j)	Expenses. The Company shall bear all of its expenses, including the fees and expenses of its counsel, incurred in its negotiating and preparing this Agreement. The Company will pay or reimburse Executive for all of his reasonable expenses, including the reasonable fees and expenses of his counsel, incurred in Executive’s negotiating and preparing of this Agreement, the Rollover Agreement and the Parent LLC Agreement.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

The Company:	ACE CASH EXPRESS, INC.

By:

Printed Name:

Title:

Executive:

JAY B. SHIPOWITZ

Address:

Facsimile: (___)

ADDENDUM A
Settlement Agreement, General Release, and Covenant Not to Sue
[See attached]

SETTLEMENT AGREEMENT,
GENERAL RELEASE, AND COVENANT NOT TO SUE
     This Settlement Agreement, General Release, and Covenant Not to Sue (“Agreement”) is made and entered into as of the ___day of ___, 20___, by and between Jay B. Shipowitz (“Executive”) and Ace Cash Express, Inc., a Texas corporation (the “Company”), both of which are hereinafter collectively referred to as the “parties.”
Recitals
     WHEREAS, Executive was employed as the Company’s Chief Executive Officer pursuant to the terms and conditions of that certain Second Amended and Restated Executive Employment Agreement, dated as of June ___, 2006 (the “Employment Agreement”), by and between Executive and the Company;
     WHEREAS, Executive’s employment under the Employment Agreement [shall terminate/has terminated] effective , 20 (the “Termination Date”); and
     WHEREAS, the parties desire to settle fully and finally, in the manner set forth herein, all differences between them which have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including, but in no way limited to, any and all claims and controversies arising out of the Employment Agreement, the employment relationship between Executive and the Company, and the cessation or termination thereof;
Agreement
     NOW, THEREFORE, in consideration of the Recitals and the mutual promises, covenants and agreements set forth herein, the parties covenant and agree as follows:
     1. Executive, for himself and on behalf of his attorneys, heirs, legatees, assigns, successors, executors, and administrators, IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES the Company, its current and former parent, subsidiary, affiliated, and related corporations, firms, associations, partnerships, limited liability companies, and other entities, their successors and assigns, and the current and former owners, members, shareholders, managers, directors, officers, partners, employees, agents, attorneys, representatives, and insurers of said corporations, firms, associations, partnerships, limited liability companies, and other entities, and their guardians, successors, assigns, heirs, executors, and administrators (hereinafter collectively referred to as the “Releasees”), from any and all claims, complaints, grievances, liabilities, obligations, promises, agreements, damages, causes of action, rights, debts, demands, controversies, costs, losses, damages, and expenses (including, without limitation, attorneys’ fees and expenses) whatsoever (collectively, “Claims”) under any municipal, local, state, or federal law, common or statutory — including, but in no way limited to, Claims under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq. — for any actions or omissions whatsoever, whether known or unknown, that are connected with or related to the Employment Agreement, the employment of Executive by the Company, or the cessation or termination thereof, which existed or may have existed prior to, or contemporaneously with, the execution of this Agreement. Executive does not, however, release, acquit, or discharge the Releasees from any Claim arising out of any nonperformance or failure to perform by the Company of any of its obligations under this Agreement or any Claim not connected with or related to the Employment Agreement, the employment of Executive by the Company, or the cessation or termination thereof. In addition, nothing in this Agreement constitutes any waiver or release by Executive of any rights under (a) any applicable directors’ and officers’ insurance policy covering Executive, (b) any applicable exculpation or indemnification provision under the Company’s governing corporate documents covering Executive, or (c) the Parent LLC Agreement and any applicable equity-incentive plan of the Company, and corresponding stock option and restricted stock agreements with the Company, under which Executive continues to have rights or benefits that, by their terms, survive the cessation or termination of Executive’s employment. Further, nothing in this paragraph 1 or in paragraph 2 below in any way prohibits or restricts Executive from defending any action brought by or on behalf of any Releasee against Executive.
     2. Executive, for himself and on behalf of his attorneys, heirs, legatees, assigns, successors, executors, and administrators, COVENANTS NOT TO SUE OR OTHERWISE CONSENT TO PARTICIPATE IN ANY ACTION AGAINST, any of the Releasees based upon any of the Claims released in paragraph 1 of this Agreement.
     3. Executive waives and releases forever any right or rights he might have to employment, reemployment, or reinstatement with the Company or any of the other Releasees, except as may be provided under the terms of this Agreement.
     4. Upon the expiration of seven (7) days after Executive’s execution of this Agreement, the Company agrees to begin to pay or provide Executive the severance payments and benefits under [Section 6(b)/Section 6(c)] of the Employment Agreement in accordance with the surviving terms of the Employment Agreement.
     5. The parties hereto recognize that, by entering into this Agreement, the Company and each other Releasee does not admit, and does specifically deny, any violation of any local, state, or federal law, common or statutory. The parties further recognize that this Agreement has been entered into in release and compromise of any claims which might be asserted by Executive in connection with his employment by the Company, or the termination thereof, and to avoid the expense and burden of any litigation related thereto.
     6. The parties acknowledge and agree that in the event Executive materially breaches any provision of this Agreement, (a) Executive will indemnify and hold the Company harmless from and against any and all resulting damages, expense, or loss incurred by the Company (including, without limitation, attorneys’ fees and expenses), (b) Executive will immediately repay to the Company in full any payments made to him under the provisions (including, without limitation, paragraph 4) of this Agreement, and (c) the Company will be entitled to file counterclaims against Executive for breach of the covenant not to sue and may recover from Executive any payment not repaid to the

Company, as required by clause (b) of this paragraph 6, as well as any and all other resulting actual or consequential damages.
     7. One or more waivers of a breach of any covenant, term, or provision of this Agreement by either party shall not be construed as a waiver of a subsequent breach of the same covenant, term, or provision, nor shall it be considered a waiver of any other then existing or subsequent breach of a different covenant, term, or provision.
     8. If any provision or term of this Agreement is held to be illegal, invalid, or unenforceable, (a) such provision or term shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never constituted part of this Agreement, and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision or term there shall be added automatically as a part of this Agreement another provision or term as similar to the illegal, invalid, or unenforceable provision as may be possible and that is legal, valid, and enforceable.
     9. The parties agree that any dispute arising from or attributable to this Agreement shall be subject to the arbitration provisions (and to the same extent and with the same limitations) set forth in the Employment Agreement; provided, however, notwithstanding anything set forth herein or set forth in the Employment Agreement to the contrary, the Company shall have the right to sue for specific performance of this Agreement and for declaratory and injunctive relief.
     10. Executive may revoke this Agreement, within seven (7) days of the date of its execution by Executive (the “Revocation Period”), by written notice to the Company. Executive agrees that if he revokes this Agreement, he shall receive none of the benefits provided for under its terms or the surviving terms of the Employment Agreement Executive further understands and agrees that, unless the Company receives from Executive, prior to the expiration of the Revocation Period, written notice of his revocation of this Agreement, this Agreement and all of its terms shall have full force and effect, and Executive shall have forever waived his right to revoke this Agreement.
     11. This Agreement and the terms of the Employment Agreement that survive the cessation or termination of Executive’s employment thereunder constitute the entire agreement of the parties, and supersede all prior and contemporaneous negotiations and agreements, oral or written, between the parties, regarding the subject matter of this Agreement. All prior and contemporaneous negotiations and agreements are deemed incorporated and merged into this Agreement and are deemed to have been abandoned if not so incorporated. No representations, oral or written, are being relied upon by either party in executing this Agreement other than the express representations of this Agreement and the terms of the Employment Agreement that survive the cessation or termination of Executive’s employment thereunder. This Agreement cannot be changed or terminated without the express written consent of the parties.

     12. This Agreement shall be governed by, enforced under, and construed in accordance with the laws of the State of Texas, except where preempted by federal law.
     13. By executing this Agreement, Executive acknowledges that (a) this Agreement has been reviewed with him by a representative of the Company, and incorporated herein by reference, (b) he has had at least twenty-one (21) days to consider the terms of the Agreement and has considered its terms for that period of time or has knowingly and voluntarily waived his right to do so, (c) he has been advised by the Company in writing to consult with an attorney regarding the terms of the Agreement, (d) he has consulted with, or has. had sufficient opportunity to consult with, an attorney of his own choosing regarding the terms of this Agreement, (e) any and all questions regarding the terms of this Agreement have been asked and answered to his complete satisfaction, (f) he has read this Agreement and fully understands its terms and their import, (g) except as provided by this Agreement, he has no contractual right or claim to the benefits described herein, (h) the consideration provided for herein is good and valuable, and (i) he is entering into this Agreement voluntarily, of his own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.
EXECUTED in ___, Texas, this ___day of ___, 20___.

EXECUTIVE:

JAY B. SHIPOWITZ
EXECUTED in ___, ___, this ___day of ___, 20___.

ACE CASH EXPRESS, INC.

By:

Its: